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                                                    Filed Pursuant To Rule 424B2
                                                    Registration No. 333-132747

                           Subject to Completion: PROSPECTUS SUPPLEMENT
                           (To Prospectus dated March 27, 2006)
                           Preliminary Prospectus Supplement dated June 29, 2006

UBS AG Commodity Linked Notes
UBS AG $__ NOTES LINKED TO THE UBS DIAPASON  GLOBAL  BIOFUEL INDEX EXCESS RETURN
(USD) DUE ON OR ABOUT JULY 31, 2008

Issuer (Booking Branch):   UBS AG (Jersey Branch)

Term:                      2 years

Maturity Date:             We currently expect that the Notes will mature on or
                           about July 31, 2008

No Interest Payments:      We will not pay you interest during the term of the
                           Notes.

Underlying Index:          The return on the Notes is linked to the performance
                           of the UBS Diapason Global Biofuel Index Excess
                           Return (USD) (the "Index"). The Index is comprised of international commodities diversified within the biofuel sector and is designed to be a benchmark for biofuel investments. The Index is composed of futures contracts on 10 physical commodities related to the global production of ethanol and biodiesel (the
                           "Index Commodities"). The Index is weighted to reflect the relative importance of the different commodities used in the production of ethanol and biodiesel, as well as the liquidity of the underlying futures contracts. The Index was developed by UBS and Diapason Commodities Management S.A., and launched on
                           March 7, 2006. The Index is calculated and published daily at 11:10 p.m. Central European Time and is reported by Reuters Group PLC under the symbol
                           "GBFIERUSD=DIAP" and by Bloomberg L.P. under the symbol "GBFIERUS."

Payment at Maturity:       At maturity, you will receive a cash payment per $10
                           principal amount of your Notes equal to the redemption amount.

Redemption Amount:         $10 + ($10 x Participation Rate x Adjusted Index
                           Return)

Adjusted Index Return:     Adjusted Index Ending Level - Index Starting Level
                           --------------------------------------------------
                                          Index Starting Level

Participation Rate:        If the Adjusted Index Return is positive, the
                           Participation Rate will equal a number between 1.42
                           to 1.57 (to be determined on or about July 25, 2006
                           ("the trade date")). If the adjusted Index Return is negative, the ParticipationRate will equal 1.

Index Starting Level:      The Index Starting Level is __, the closing level of
                           the Index on the trade date.

Index Ending Level:        The Index Ending Level will be the closing level of
                           the Index on or about July 25, 2008 (the "final valuation date").

Adjusted Index Ending
Level:                     The Index Ending Level reduced by the annual fee.

Annual fee:                The annual fee will reduce the Index level, for
                           purposes of determining the value of the Notes, by a rate of 1% per year, compounded daily over the term of the Notes.

                           YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES IF THE INDEX LEVEL DECLINES OR DOES NOT INCREASE BY AT LEAST 2.02% (THE RETURN NECESSARY TO OFFSET THE CUMULATIVE EFFECT OF THE ANNUAL FEE).

CUSIP Number:              __

No Listing:                The Notes will not be listed or displayed on any
                           securities exchange, the Nasdaq National Market
                           System or any electronic communications network.

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note .............       100%              2%               98%
Total ................

* WE WILL PAY THE UNDERWRITING DISCOUNT OF __% TO UBS SECURITIES LLC AND UBS FINANCIAL SERVICES INC. ON THE SETTLEMENT DATE AND IF YOU CONTINUE TO HOLD YOUR NOTES THROUGH UBS SECURITIES LLC AND UBS FINANCIAL SERVICES INC., WE WILL PAY EACH OF THEM ADDITIONAL COMMISSIONS ON AN ANNUAL BASIS AT A RATE EQUAL TO __% PER ANNUM MULTIPLIED BY THE PRINCIPAL AMOUNT OF YOUR OUTSTANDING NOTES HELD THROUGH EACH OF THEM AT SUCH TIME.

UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.            [UBS LOGO]

Prospectus Supplement dated July __, 2006

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

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Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The UBS AG Commodity Linked Notes (the "Notes") are medium-term notes issued by UBS whose return is linked to the performance of the UBS Diapason Global Biofuel Index Excess Return (USD) (the "Index"). The Notes offer a Participation Rate of
1.42 to 1.57 (to be determined on the trade date) in any appreciation of the Index and full exposure to any decline of the Index, as measured by the percentage change between the level of the Index on the trade date and the level of the Index on the final valuation date, reduced by the cumulative effect of the annual fee, all as described in greater detail below.

The Index is comprised of international commodities diversified within the biofuel sector and is designed to be a benchmark for biofuel investments. The Index is composed of futures contracts on 10 physical commodities related to the global production of ethanol and biodiesel. The Index is weighted to reflect the relative importance of the different commodities used in the production of ethanol and biodiesel, as well as the liquidity of the underlying futures contracts. As of the Index launch on March 7, 2006, the two biofuel groups have respective weights of 83.01% for ethanol and 16.99% for biodiesel.

WHAT IS YOUR PAYMENT AT MATURITY?

At maturity, you will receive a cash payment per $10 principal amount of your Notes equal to the redemption amount, which will be calculated on the final valuation date and based on the Adjusted Index Return.

The redemption amount will equal:

            $10 + ($10 x Participation Rate x Adjusted Index Return)

If the Adjusted Index Return is positive, the Participation Rate will equal a number between 1.42 to 1.57 (to be determined on the trade date). If the Adjusted Index Return is negative, the Participation Rate will equal 1.

The Adjusted Index Return, which may be positive or negative, will be calculated as follows:

               Adjusted Index Ending Level - Index Starting Level
               --------------------------------------------------
                              Index Starting Level

where the "Index Starting Level" will equal the closing level of the Index on the trade date and the "Adjusted Index Ending Level" will equal the closing level of the Index on the final valuation date (the "Index Ending Level") reduced by the annual fee.

The "annual fee" will reduce the Index level, for purposes of determining the value of the Notes, by a rate of 1% per year, compounded daily over the term of the Notes. If you hold your Notes until maturity, the cumulative effect of the annual fee will reduce the Index Ending Level by approximately 1.98%.

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES OR IF THE INDEX LEVEL DOES NOT INCREASE BY AT LEAST 2.02% (THE RETURN NECESSARY TO OFFSET THE CUMULATIVE EFFECT OF THE ANNUAL FEE).

For a further description of how your payment at maturity will be calculated, see "Examples" on page S-5 and "Specific Terms of the Notes" beginning on page S-25.

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                                                                             S-1

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SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity to participate in the potential increase in the level of the Index, as measured by the difference in the Index level on the trade date relative to the final valuation date, subject to reduction by the cumulative effect of the annual fee.

> DIVERSIFICATION--The Notes provide a degree of diversification for investors that do not have or have limited exposure to commodities through exposure to the return of a basket of commodities traded globally. However, the Index is limited to biofuels commodities and is therefore not diversified within the commodities sector.

> MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-6.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the level of the Index. You will lose all or part of your investment if the Index Ending Level is below the Index Starting Level or if the Index level does not increase by at least 2.02% (the return necessary to offset the cumulative effect of the annual fee). Commodity prices may change unpredictably, affecting the Index level and the value of your Notes in unforeseeable ways. Higher future prices of commodities used in the production of ethanol and biodiesel upon which the futures contracts that comprise the Index are based (the "Index Commodities") relative to their current prices may decrease the level of the Index and, accordingly, decrease your return.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Adjusted Index Return is positive or negative.

> NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES--The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the futures contracts comprising the Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in payment at maturity.

> LIMITED PERFORMANCE HISTORY--The Index has a limited performance history, and it is uncertain how the Index will perform as a tradeable index and how useful it will be for purposes of trading.

> POTENTIAL OVERCONCENTRATION--The exchange-traded physical commodities underlying the futures contracts included in the Index are concentrated in those commodities used in the production of ethanol and biodiesel and may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. See "The UBS Diapason Global Biofuel Index Excess Return--Index Composition" on page S-18.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

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S-2

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THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on commodities used in the production of ethanol and biodiesel traded on various international exchanges in particular.

> You believe the level of the Index will increase by more than 2.02% (the return necessary to offset the cumulative effect of the annual fee).

> You are willing to accept the risk that you may lose some or all of your investment if the Index Ending Level is below the Index Starting Level or if the Index level does not increase by at least 2.02% (the return necessary to offset the cumulative effect of the annual fee).

>    You do not seek current income from this investment.

>    You are willing to hold the Notes to maturity.

> You are willing to invest in the Notes based on the range indicated for the Participation Rate (to be determined on the trade date).

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You are not willing to accept the risk that you may lose some or all of your principal.

> You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on commodities used in the production of ethanol and biodiesel traded on various international exchanges in particular.

> You believe the Index level will decline during the term of the Notes or will not increase by an amount sufficient to offset the cumulative effect of the annual fee.

> You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

> You will create an overconcentrated position in the commodities sector of your portfolio, particularly ethanol and biodiesel, by owning the Notes.

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as a pre-paid cash-settled forward contract with respect to the Index. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally would be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-32.

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                                                                             S-3

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HOW DO THE NOTES PERFORM AT MATURITY?

RETURN PROFILE AT MATURITY

ASSUMPTIONS:

Principal amount of
the Notes:                 $10

Term:                      2 Years

Underlying Index:          UBS Diapason Global Biofuel Index Excess Return (USD)
                           (the "Index")

Index Starting Level:      1,000 (the actual starting level will be the closing
                           level of the Index on the trade date)

Adjusted Index
Ending Level:              The Index Ending Level reduced by the annual fee.

Annual Fee:                1.00% (the cumulative effect of the annual fee will
                           reduce the Index Ending Level by approximately 1.98% at maturity.)

Participation Rate:        In the following examples, if the Adjusted Index
                           Return is positive, the Participation Rate will equal a number between 1.42 and 1.57 (the actual
                           Participation Rate will be set on the Trade Date). If the Adjusted Index Return is negative, the Participation Rate will equal 1.

The table set forth below shows the hypothetical return on an investment in the Notes for Index returns ranging from -100% to +100% over the full term of the Notes.

          ----------------------------------------------------------------------------------------
               FINAL           %           ADJUSTED        NOTES         % NOTES        % NOTES
               INDEX         INDEX        FINAL INDEX   PAYMENT AT         TOTAL       ANNUALIZED
               LEVEL        CHANGE           LEVEL       MATURITY         RETURN         RETURN
          ----------------------------------------------------------------------------------------
             2,000.00       100.00%        1,960.40        $24.41        144.06%         50.0%
             1,900.00        90.00%        1,862.38        $22.94        129.36%         46.1%
             1,800.00        80.00%        1,764.36        $21.47        114.65%         42.1%
             1,700.00        70.00%        1,666.34        $20.00         99.95%         37.8%
             1,600.00        60.00%        1,568.32        $18.52         85.25%         33.3%
             1,500.00        50.00%        1,470.30        $17.05         70.54%         28.6%
             1,400.00        40.00%        1,372.28        $15.58         55.84%         23.5%
             1,300.00        30.00%        1,274.26        $14.11         41.14%         18.0%
             1,200.00        20.00%        1,176.24        $12.64         26.44%         12.1%
             1,100.00        10.00%        1,078.22        $11.17         11.73%          5.6%
          ----------------------------------------------------------------------------------------
             1,020.20         2.02%        1,000.00        $10.00          0.00%          0.0%
          ----------------------------------------------------------------------------------------
             1,010.00         1.00%         990.00          $9.90         -1.00%         -0.5%
          ----------------------------------------------------------------------------------------
             1,000.00         0.00%         980.20          $9.80         -1.98%         -1.0%
          ----------------------------------------------------------------------------------------
              900.00        -10.00%         882.18          $8.82        -11.78%         -6.2%
              800.00        -20.00%         784.16          $7.84        -21.58%        -11.8%
              700.00        -30.00%         686.14          $6.86        -31.39%        -18.0%
              600.00        -40.00%         588.12          $5.88        -41.19%        -24.9%
              500.00        -50.00%         490.10          $4.90        -50.99%        -32.7%
              400.00        -60.00%         392.08          $3.92        -60.79%        -41.7%
              300.00        -70.00%         294.06          $2.94        -70.59%        -52.7%
              200.00        -80.00%         196.04          $1.96        -80.40%        -66.9%
              100.00        -90.00%          98.02          $0.98        -90.20%        -88.1%
               0.00        -100.00%          0.00           $0.00       -100.00%         --
          ----------------------------------------------------------------------------------------

* To receive at least your principal amount at maturity, the Index level must increase by at least 2.02% from the Index Starting Level to the Index Ending Level to offset the cumulative effect of the annual fee.

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S-4

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HOW DO THE NOTES PERFORM AT MATURITY?
HYPOTHETICAL EXAMPLES
ASSUMPTIONS

Principal amount of the Notes:   $10

Term:                            2 Years

Underlying Index:                UBS Diapason Global Biofuel Index Excess Return
                                 (USD) (the "Index")

Index Starting Level:            1,000 (the actual Index Starting Level will be
                                 the closing level of the Index on the trade
                                 date)

Adjusted Index Ending Level:     The Index Ending Level reduced by the annual
                                 fee

Annual Fee:                      1.00% (the cumulative effect of the annual fee
                                 will reduce the Index Ending Level by
                                 approximately 1.98% at maturity)

Adjusted Index Return:           Adjusted Index Ending Level - Index Starting Level
                                 --------------------------------------------------
                                                Index Starting Level

Participation Rate:              In the following example, if the Adjusted Index
                                 Return is positive, the Participation Rate will
                                 equal 1.50 (the actual Participation Rate will
                                 be set on the trade date). If the Adjusted
                                 Index Return is negative, the Participation
                                 Rate will equal 1.


EXAMPLE 1 - THE INDEX CLOSES AT 1,400 ON THE FINAL VALUATION DATE, A 40%
            INCREASE FROM THE INDEX STARTING LEVEL OF 1,000.
            Adjusted Index Return: [(1,400 x (1-1.98%)) - 1,000]/1,000
                                   = 37.23%

            Redemption Amount:     $10 + [$10 x (Participation Rate x Adjusted Index Return)]
                                   $10 + [$10 x (1.50 x 37.23%)]
                                   = $15.58

            A 40% increase in the level of the Index would result in a redemption amount of $15.53, representing a 55.84% total return on the Notes.

EXAMPLE 2 - THE INDEX CLOSES AT 800 ON THE FINAL VALUATION DATE, A 20% DECREASE
            FROM THE INDEX STARTING LEVEL OF 1,000.

            Adjusted Index Return: [(800 x (1-1.98%)) - 1,000]/1,000
                                   = -21.58%

            Redemption Amount:     $10 + [$10 x (Participation Rate x Adjusted Index Return)]
                                   $10 + [$10 x (1 x -21.58%)]
                                   = $7.84

            A 20% decrease in the level of the Index would result in a redemption amount of $7.84, representing a -21.58% total return on the Notes.

EXAMPLE 3 - THE INDEX CLOSES AT 1,010 ON THE FINAL VALUATION DATE, A 1.00%
            INCREASE FROM THE INDEX STARTING LEVEL OF 1,000.

            Adjusted Index Return: [(1,010 x (1-1.98%)) - 1,000]/1,000
                                   = -1.00%

            Redemption Amount:     $10 + [$10 x (Participation Rate x Adjusted Index Return)]
                                   $10 + [$10 x (1 x -1.00%)]
                                   = $9.90

            A 1.00% increase in the Index would result in a redemption amount of $9.90, representing a -1.00% return on the Notes. Despite the gain in the Index, the Notes return would be negative because the gain is not sufficient to offset the cumulative effect of the 1.00% annual fee.

EXAMPLE 4 - THE INDEX CLOSES AT 1,020.20 ON THE FINAL VALUATION DATE, A 2.02%
            INCREASE FROM THE INDEX STARTING LEVEL OF 1,000.

            Adjusted Index Return: [(1,020.20 x (1-1.98%)) - 1,000]/1,000
                                   = 0%

            Redemption Amount:     $10 + [$10 x (Participation Rate x Adjusted Index Return)]
                                   $10 + [$10 x (1 x 0%)]
                                   = $10

            A 2.02% increase in the Index would result in a redemption amount of $10, representing a 0% return on the Notes. Despite the gain in the Index, there would be no return on the Notes because the cumulative effect of the 1.00% annual fee fully offsets the gain in the Index.

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                                                                             S-5

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Risk Factors

YOUR INVESTMENT IN THE NOTES WILL INVOLVE RISKS. THE NOTES ARE NOT SECURED DEBT AND ARE RISKIER THAN ORDINARY UNSECURED DEBT SECURITIES. UNLIKE ORDINARY DEBT SECURITIES, THE RETURN ON THE NOTES IS LINKED TO THE PERFORMANCE OF THE UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN (USD) (THE "INDEX") AND YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT YOU INVEST. AS DESCRIBED IN MORE DETAIL BELOW, THE TRADING PRICE OF THE NOTES MAY VARY CONSIDERABLY BEFORE THE MATURITY DATE, DUE, AMONG OTHER THINGS, TO FLUCTUATIONS IN THE PRICE OF COMMODITIES THAT MAKE UP THE INDEX AND OTHER EVENTS THAT ARE DIFFICULT TO PREDICT AND BEYOND OUR CONTROL. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE COMMODITIES COMPRISING THE INDEX OR THE INDEX ITSELF. THIS SECTION DESCRIBES THE MOST SIGNIFICANT RISKS RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a fixed amount at maturity. We will pay you at maturity the redemption amount per $10 principal amount of your Notes, which will depend on the level of the Index on the final valuation date relative to the trade date. Because the level of the Index is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than your principal amount. If the Index Return is negative, you will lose some or all of your investment. If the Index Return is positive, the level of the Index must increase by an amount sufficient to offset the cumulative effect of the annual fee in order for you to receive a positive return on your Notes. See "Specific Terms of the Notes" beginning on page S-25.

THE CUMULATIVE EFFECT OF THE ANNUAL FEE WILL REDUCE YOUR PARTICIPATION IN THE INDEX.

The annual fee will diminish the value of the Notes by reducing the Index level, for purposes of determining the value of the Notes, by a rate of 1% per year, compounded daily over the term of the Notes. At maturity, the cumulative effect of the annual fee will reduce the Index Ending Level by approximately 1.98%. To demonstrate the cumulative effect of the annual fee on your payment at maturity, please refer to the hypothetical calculations in "How do the Notes Perform at Maturity--Return Profile at Maturity" on page S-4.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX COMMODITIES OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX.

The return on your Notes will not reflect the return you would have realized if you had actually owned the Index Commodities or a security directly linked to the performance of the Index, and held such investment for a similar period because you will not receive a positive return unless the Index appreciates over the term of the Notes by at least 2.02%, the return necessary to offset the cumulative effect of the annual fee. If the level of the Index increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS, INCLUDING VOLATILE COMMODITIES PRICES.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the

RISK FACTORS
--------------------------------------------------------------------------------

Index will affect the market value of the Notes more than any other factor. Other factors referenced below that may influence the market value of the Notes include:

> the volatility of the Index (I.E., the frequency and magnitude of changes in the level of the Index);

> the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, geographical, agricultural, or judicial events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts on the Index that affect commodities and futures markets generally; or

>    the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

COMMODITY PRICES, IN PARTICULAR BIOFUEL COMMODITY PRICES, AS WELL AS THE FUTURES CONTRACTS INCLUDED IN THE INDEX, MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR NOTE IN UNFORESEEABLE WAYS.

Commodity prices, in particular biofuel commodity prices, as well as the futures contracts included in the Index, are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the Index and the value of your Notes in varying ways, and different factors may cause the value of different Index Commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates. Furthermore, because biofuel commodities have many different types of uses and applications, their values could be affected by circumstances or events that have nothing to do with biofuels. For example, sugar and corn are two commodities included in the Index, the demand for which is related to their use as food to a far greater extent than it is related to their use as biofuels.

A PROLONGED DECLINE IN VALUE IN BIOFUEL-ORIENTED MATERIALS WOULD HAVE A NEGATIVE IMPACT ON THE LEVEL OF THE INDEX AND THE VALUE OF YOUR NOTES.

All of the Index Commodities are biofuel oriented. As of the Index launch on March 7, 2006, the two biofuel groups have respective weights of 83.01% for ethanol and 16.99% for biodiesel. Accordingly, a decline in value in the commodities used in the production of ethanol and biodiesel would adversely affect the level of the Index and the value of your Notes. Further, since biofuels are an alternative to petroleum-based fuels, technological advances or the discovery of new oil reserves could lead to increases in world wide production of oil and corresponding decreases in the price of crude oil, which may decrease the demand for biofuels and commodities used in the production of ethanol and biodiesel, which may in turn decrease the value of the Notes. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for biofuel products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing biofuel contracts in the Index or to broaden the Index to account for such developments, the level of the Index and the value of your Notes could decline.

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THE INDEX MAY BE MORE VOLATILE THAN AN INDEX LINKED TO A DIVERSIFIED BASKET OF
COMMODITIES.

The Index is linked to only commodities related to biofuels. As such, it is possible that the value of the Index will be more volatile than a more diversified basket of commodities. In addition, an investment in the Notes is more likely to create an over-concentration in an investor's portfolio than would an investment in an index tracking a more diversified basket of commodities.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price". Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes.

CHANGES THAT AFFECT THE COMPOSITION AND CALCULATION OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The Index is overseen and managed by a committee (the "Index Committee"), which reviews the validation of the Index, changes to the composition of the Index and communication regarding the Index. The Index Committee is currently composed of employees of UBS and its affiliates and Diapason Commodities Management S.A. ("Diapason"), but can also include companies or persons not affiliated with UBS or Diapason, such as scholars, external counsels, market participants, and UBS and Diapason customers. The Index Committee is assisted and supported by an advisory committee (the "Advisory Committee"), which is presently composed of employees of UBS and its affiliates and Diapason.

UBS and its affiliates and Diapason, through the Index Committee, have a significant degree of discretion regarding the composition and management of the Index, including additions and deletions to and changes in the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the Index and, therefore, could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. UBS and its affiliates, in their capacity as members of the Index Committee, Diapason and the Index Committee do not have any obligation to take into consideration the interests of any parties to transactions involving the Index, including the holders of the Notes, when reweighting or making any other changes to the Index.

Additionally, UBS and its affiliates and Diapason, individually or through an entity controlled by UBS and its affiliates or Diapason, actively trade commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which derive from or are related to such commodities. UBS and its affiliates and Diapason, individually or through an entity they control, also may actively trade and hedge the Index. With respect to any such activities, neither UBS and its affiliates, Diapason, nor any of the entities they control have any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the Index and therefore the market value of the Notes.

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RISK FACTORS
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Furthermore, the bi-annual composition of the Index will be calculated in reliance upon historic price, liquidity and open interest data that are subject to potential errors in data sources, and any reweighting of the Index will be calculated in reliance on circumstances such as declining or rising trading volumes, instrument delisting or creation (when declining trading volumes are posing a threat to the Index stability and tradability), critical changes in energy and fuel consumption patterns, changes in foreign exchange regimes, and certain legal changes, tax rulings and official decisions that may affect the Index, which are also subject to potential errors in data sources. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Index for the following six months. However, not every discrepancy or error in data sources may be discovered.

The amount payable on the Notes and their market value could also be affected if UBS or Diapason discontinues or suspends calculation of the Index, or Reuters Group PLC and Bloomberg L.P. suspend publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index Starting Level or the Index Ending Level are not available because of a market disruption event or for any other reason, the calculation agent-which will initially be UBS Securities LLC, an affiliate of the Issuer, will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index Ending Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

HIGHER FUTURE PRICES OF THE INDEX COMMODITIES RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as "rolling". If the market for these contracts is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield". Most of the commodities included in the Index have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the Index and, accordingly, decrease the amount you receive at maturity or in a secondary market sale.

HISTORICAL LEVELS OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index. Due to the ability of the Index Committee to make changes to the Index at any time, the historical performance and composition of the Index should not be taken as an indication of the future performance of the Index during the term of the

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Notes. The trading prices of exchange-traded futures contracts on the Index
Commodities will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

THE INDEX CURRENTLY INCLUDES, AND MAY IN THE FUTURE INCLUDE, FUTURES CONTRACTS ON FOREIGN EXCHANGES THAT ARE LESS REGULATED THAN U.S. MARKETS AND ARE SUBJECT TO RISKS THAT DO NOT ALWAYS APPLY TO U.S. MARKETS.

The Index currently includes, and may in the future include, futures contracts on physical commodities on exchanges located outside the United States. The Index Committee has not established any limits on the percentages of the Index Commodities by weight that can be traded on non-U.S. exchanges. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include:

>    varying exchange rates

>    exchange controls

>    expropriation

>    burdensome or confiscatory taxation

>    moratoriums and

>    political or diplomatic events

It will also likely be more costly and difficult for the laws or regulations of a foreign country or exchange to be enforced, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Notes.

THE INDEX MAY IN THE FUTURE INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES.

The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as "designated contract markets"). At present, the Index continues to be comprised exclusively of regulated futures contracts. As described below, however, the Index may in the future include over the counter contracts (such as swaps and forward contracts) and other non-futures contracts that are traded on trading facilities subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by most exchange traded futures contracts, including risks related to the limited liquidity and price histories of the relevant contracts.

THE RETURN ON THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES THAT MIGHT AFFECT THE FUTURES CONTRACTS UNDERLYING THE INDEX WHICH ARE QUOTED IN FOREIGN CURRENCIES.

Although some of the futures contracts which comprise the Index are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity will

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RISK FACTORS
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not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which the futures contracts comprising the Index are quoted. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the return on the Notes. The amount we pay in respect of the Notes on the maturity date will be based solely upon the Index Return. See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-25.

THERE ARE UNCERTAINTIES ABOUT THE INDEX BECAUSE OF ITS LIMITED PERFORMANCE HISTORY.

The Index was launched on March 7, 2006. Unlike existing indices with longer histories and performance records, the Index has a limited performance history, and it is uncertain how the Index will perform as a tradable index and how useful it will be for purposes of trading. In addition, while the Index is intended to represent a benchmark for biofuel investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the biofuel market. Morever, while the Index is subject to bi-annual review and rebalancing in order to maintain the intended commodity weightings, one of these bi-annual re-weightings has yet to occur. In practice it is uncertain how successful the Index Committee will be in achieving its goal of maintaining an appropriate benchmark.

THE FORMULA FOR DETERMINING THE REDEMPTION AMOUNT DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE INDEX.

Changes in the Index during the term of the Notes before the final valuation date will not be reflected in the calculation of the redemption amount payable at maturity. The calculation agent will calculate such redemption amount by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other Index levels will be taken into account. As a result, you may not receive a positive return on your investment even if the Index has risen at certain times during the term of the Notes before falling to a level below (or not sufficiently above) the Index Starting Level on the final valuation date.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR HAVE RIGHTS IN THE EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES.

You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend to make a market for the Notes, although they are not required to do so and may stop making a market in the Notes at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses.

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RISK FACTORS
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THE NOTES ARE LINKED TO THE UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN
(USD), NOT THE UBS DIAPASON GLOBAL BIOFUEL INDEX TOTAL RETURN.

The Notes are linked to the UBS Diapason Global Biofuel Index Excess Return
(USD), which reflects the returns that are potentially available through an uncollateralized investment in the futures contracts on physical commodities comprising the Index. The UBS Diapason Global Biofuel Index Total Return is a "total return" index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Notes are linked to the UBS Diapason Global Biofuel Index Excess Return (USD), the return on the Notes will not include the total return feature of the UBS Diapason Global Biofuel Index Total Return. The term "Excess Return" in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Notes will be positive or that the Index is designed to exceed a particular benchmark.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX COMMODITIES, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX COMMODITIES OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-30, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and we may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not intended to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Commodities, the exchange-traded futures contracts on the Index Commodities, and other investments relating to Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities, the exchange-traded futures contracts on the Index Commodities, and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice.

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The Notes are linked to an Index that is intended to passively track the prices of a basket of commodities. Investors should make their own independent investigation of the merits of investing in the Notes and the Index to which the Notes are linked.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

OUR MEMBERSHIP ON THE INDEX COMMITTEE MAY CONFLICT WITH YOUR INTEREST AS A HOLDER OF THE NOTES.

Representatives of UBS and its affiliates are members of the Index Committee. Through its representation on the Index Committee, UBS will be involved in the composition and management of the Index including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the level of the Index and, therefore, could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. While UBS does not believe that it has the power to control the decision-making of the Index Committee, UBS may influence the determinations of the Index Committee, which may adversely affect the value of your Notes. Due to its potential influence on determinations of the Index Committee, which may affect the market value of the Notes, UBS, as issuer of the Notes, may have a conflict of interest if it participates in or influences such determinations.

WHILE REPRESENTATIVES OF UBS AND ITS AFFILIATES ARE MEMBERS OF THE INDEX COMMITTEE, UBSDOES NOT CONTROL THE PUBLIC DISCLOSURE OF INFORMATION REGARDING THE INDEX.

Representatives of UBS and its affiliates are members of the Index Committee. However, UBS cannot control or predict the actions of the Index Committee, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither UBS, the Index Committee or Diapason are under any obligation to continue to calculate the Index or are required to calculate any successor index. If the Index Committee discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-26 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-28.

The information in the "The UBS Diapason Global Fuel Index Excess Return" section beginning on page S-16 has been taken from (i) publicly available sources and (ii) the handbook "A Technical Description of the UBS Diapason Global Biofuel Index" (a document available publicly on the website of UBS Diapason Global Biofuel Index at http://www.ubs.com/4/investch/flash/biofuel_index/index.html) which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by, Diapason and UBS, after consultation with the Index Committee, where appropriate. UBS has not independently verified information from publicly available sources described in
(i) above. You, as an investor in the Notes, should make your own investigation into the Index. With the exception of UBS, none of the Index Committee, its members individually, and/or Diapason is involved in the offer of the Notes in any way and has no obligation to consider your interests as a holder of the Notes. While UBS is

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involved in the offer of the Notes, in its role as Index sponsor it also has no obligation to consider the interests of holders of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-29. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Commodities or the Index has occurred or is continuing on the day when the calculation agent will determine the Index Ending Level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index. See "Specific Terms of the Notes--Market Disruption Event" on page S-26.

UBS AND DIAPASON, WITH CONSULTATION FROM THE INDEX COMMITTEE, WHERE APPROPRIATE, MAY BE REQUIRED TO REPLACE A COMPONENT.

If for any reason, one of the Index components ceases to exist or liquidity collapses to abnormal levels, or any other similar event occurs with similar consequences as determined in the discretion of UBS and Diapason, with consultation from the Index Committee, where appropriate, will call an exceptional meeting at the request of members of UBS, Diapason, or any two members of the Index Committee to assess the situation and come out with a replacement for the component or for a change in weighting. The replacement of a component or a change in weighting may have an adverse impact on the value of the Index.

UBS HAS A NON-EXCLUSIVE RIGHT TO USE THE INDEX.

UBS has been granted a non-exclusive right to use the Index and related service marks and trademarks in connection with the Notes. If UBS breaches its obligations under the license, Diapason Commodities Management SA, the other party to the license agreement, will have the right to terminate the license. If Diapason chooses to terminate the license agreement, UBS must immediately cease use of the Index. If this occurs, it may become difficult for UBS to determine the redemption amount of the Notes. The calculation agent in this case will determine the Index Ending Level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable discretion.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION
OF THE INDEX.

At any time during the term of the Notes, the daily calculation of the Index may be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on an exchange, a business day on which the exchange is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See "Specific Terms of the Notes--Market Disruption Event" on page S-26.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Commodities that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-32, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

                                                                            S-15
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--------------------------------------------------------------------------------

The UBS Diapason Global Biofuel Index Excess Return

The following is a description of the UBS Diapason Global Biofuel Index Excess Return (USD) (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources (for which information we accept responsibility as to correct reproduction but no further or other responsibility (express or implied)regarding such third party information), and (ii) the handbook "A Technical Description of the UBS Diapason Global Biofuel Index" (a document available publicly on the website of UBS Diapason Global Biofuel Index at http://www.ubs.com/4/investch/flash/biofuel_index/index.html) which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by, the Index Committee (as defined below). We accept responsibility as to the correct reproduction of such information. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Notes, should make your own investigation into the Index and Diapason. Except as provided in the next sentence, none of Diapason, the Index Committee and/or members of the Index Committee individually is involved in the offer of the Notes and has no obligation to consider your interests as a holder of the Notes. However, employees of UBS AG, the issuer of the Notes, are members of the Index Committee and its affiliates are involved in the public offering and sale of the Notes and may be engaged in secondary market making transactions in the Notes.

Reuters Group PLC and Bloomberg L.P. have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

OVERVIEW OF THE GLOBAL BIOFUEL MARKET

Interest in biofuels as a low-cost and sustainable alternative to petrol based fuels has increased significantly in light of the record-high oil prices and environmental concerns regarding such issues as greenhouse gas emissions and carbon dioxide exhaust. Biofuels are renewable transportation fuels derived from one of two biological sources: agricultural crops such as corn, soybean and sugar cane; or from biomass resources such as agricultural, wood, animal and municipal wastes and residues. Biofuels can refer to fuels for direct combustion for electricity production, but are generally known as liquid fuels utilized for transportation. These include alcohol, esters, esthers and other chemicals made from biological sources. Ethanol and biodiesel are the two dominant biofuels today.

Ethanol can be produced by a fermentation process using crops containing starch or sugar. It can be used as a fuel when blended with gasoline or in its original state. Currently, consumption and production is concentrated in Brazil and the U.S. The primary global ethanol resources are sugar, which is predominantly produced in Brazil, and corn, which is predominantly produced in the U.S. Futures contracts on ethanol have traded in Brazil on the Brazil Mercantile and Futures Exchange (the "BM&F") since 2000 and in the U.S. on the Chicago Mercantile Exchange (the "CME"), the New York Board of Trade (the "NYBOT") and the Chicago Board of Trade (the "CBOT") since 2004.

Biodiesel can be produced by a transesterification process in which glycerin is separated from fat or vegetable oil. Glycerin reacts with an alcohol and a catalyst to produce methyl esters (chemical name for biodiesel) and glycerin. Biodiesel can be produced in pure form or as a blend with regular petroleum diesel. Currently, biodiesel is produced and consumed primarily in the European Union commonly produced from rapeseed oil, sunflower oil and soybean oil.

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--------------------------------------------------------------------------------

OVERVIEW OF THE INDEX

The return on the Notes is linked to the performance of the Index. The Index is comprised of international commodities diversified within the biofuel sector and is designed to be a benchmark for biofuel investments. The Index is composed of futures contracts on 10 physical commodities related to the global production of ethanol and biodiesel. The Index is weighted to reflect the relative importance of the different commodities used in the production of ethanol and biodiesel, as well as the liquidity of the underlying futures contracts. As of the Index launch on March 7, 2006, the two biofuel groups have respective weights of 83.01% for ethanol and 16.99% for biodiesel.

The Index was developed by UBS and Diapason Commodities Management S.A. The Index is calculated and published daily at 11:10 p.m. Central European Time and is reported by Reuters Group PLC under the symbol "GBFIERUSD=DIAP" and by Bloomberg L.P. under the symbol "GBFIERUS."

Set forth below is a current list of the futures contracts comprising the Index, together with their respective symbols, exchanges and initial weightings, which remain unchanged since March 7, 2006):

                                                        MAIN
                                                       BIOFUEL          BLOOMBERG           INITIAL
COMMODITY                  EXCHANGE                     GROUP            SYMBOL            WEIGHTING
---------                  --------                     -----            ------            ---------
Corn                 Chicago Board of Trade           Ethanol               C                30.00%
Sugar #11*           New York Board of Trade          Ethanol               SB               29.26%
Wheat                Chicago Board of Trade           Ethanol               W                13.81%
Rapeseed             Euronext, Liffe                  Biodiesel             IJ                7.17%
Soybean Oil          Chicago Board of Trade           Biodiesel             BO                6.80%
Sugar #5**           London Interbank Financial       Ethanol               QW                3.71%
                       Futures Exchange
Canola               Winnipeg Commodity
                       Exchange                       Biodiesel             RS                3.03%
Lumber               Chicago Mercantile
                       Exchange                       Ethanol               LB                2.74%
Rice                 Chicago Board of Trade           Ethanol               RR                2.21%
Western Barley       Winnipeg Commodity
                       Exchange                       Ethanol               WA                1.28%

---------

SOURCE: UBS, DIAPASON COMMODITIES MANAGEMENT

* SUGAR #11 TRADES ON THE NEW YORK BOARD OF TRADE EXCHANGE AND CALLS FOR THE DELIVERY OF CANE SUGAR STOWED IN BULK, FROM ANY OF THE 28 FOREIGN COUNTRIES OF ORIGIN AS WELL AS THE UNITED STATES. THIS REPRESENTS THE MAJORITY OF THE SUGAR TRADE AND IS KNOWN AS "RAW SUGAR"

** SUGAR # 5 TRADES ON THE LONDON INTERBANK FINANCIAL FUTURES EXCHANGE AND CALLS
   FOR THE DELIVERY OF WHITE BEET OR CANE CRYSTAL SUGAR OF ANY ORIGIN. SUGAR #5 IS A HIGHER GRADE THAN SUGAR # 11 AND IS KNOWN AS "WHITE SUGAR".

THE INDEX COMMITTEE

The Index Committee oversees the validation of the Index, changes to the composition of the Index and communication regarding the Index.

The Index Committee is currently composed of employees of UBS and its affiliates and Diapason, and may in the future include individuals or representatives of companies not affiliated with UBS, such as academics, external counsels, market participants, and UBS and Diapason customers. The Index Committee may include representatives of the research areas of UBS knowledgeable in the commodities

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THE UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN
--------------------------------------------------------------------------------

and biofuels markets. To mitigate potential conflicts of interest or the appearance of such conflicts, UBSemployees sitting on the Index Committee are not involved in the trading businesses of UBS and are subject to certain information barriers between the research and trading businesses. As a result, they bring to the Index Committee additional perspectives that are independent of the trading businesses of UBS. Nevertheless, the involvement of personnel of UBS and its affiliates, including but not limited to those in the research areas of UBS, in the Index Committee could potentially give rise to certain conflicts of interest. Further, the Index Committee is assisted and supported by an advisory committee (the "Index Advisory Committee"), composed of three employees of UBS and its affiliates and two employees of Diapason that does permit the involvement of UBS employees involved in the trading businesses of UBS, and on which an employee of UBS involved in the trading business of UBS currently participates. This employee's involvement, or future employees' involvement with the Index Advisory Committee could also potentially give rise to certain conflicts of interest.

The Index Committee is a consultative body, the role of which is to advise UBS and Diapason on matters related to the Index. All decisions related to the Index, however, are made by UBS and Diapason. The Index Committee holds ordinary meetings bi-annually in May and November, at which it discusses and considers potential changes to the Index methodology in light of market conditions and changes. The Index Committee also reviews the current and projected Index composition and component weights and other matters. In addition to the ordinary meetings, the Index Committee holds extraordinary meetings at the request of UBS, Diapason or of any two Index Committee members to discuss potential "market emergency" and "force majeure" events or any other situation, which makes an extraordinary meeting necessary. See "Market Emergency and Force Majeure" beginning on page S-20. All questions of interpretation of the rules and procedures for the Index will be resolved by UBS and Diapason, with the advice of the Index Committee where appropriate. Accordingly, any and all references in this prospectus supplement to the Index Committee or to decisions made or actions taken by the Index Committee should be construed to refer to decisions made or actions taken by the Index sponsors in consultation with the Index Committee.

INDEX COMPOSITION

THE PROCESS

The exchange traded futures contracts included in the Index are required to satisfy certain conditions described below. Generally, the selection and weighting of the contracts in the Index are reviewed bi-annually by the Index Committee, with valuation and possible changes to weightings occurring each May and November. The Index's composition is modified only in rare occasions, in order to maintain liquidity and stability of the index, and the composition of the Index generally will not be changed unless eligible circumstances in fact occur. Such "eligible circumstances" may include (but are not limited to):

o declining or rising trading volumes, instrument delisting or creation (when declining trading volumes are posing a threat to the stability and tradability of the Index),

o    critical changes in energy and fuel consumption patterns,

o    changes in foreign exchange regimes, or

o in general, all types of legal changes, tax rulings and official decisions that may affect the Index.

In some special situations likely to affect the Index adversely and reflect negatively on investors and/or members of the Index Committee, the Index Committee can also declare "force majeure" and can change any parameter of the Index with immediate effect.

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--------------------------------------------------------------------------------

COMPONENT SELECTION AND TARGET WEIGHTS

For a commodity to be included in the Index, the following primary and secondary requirements have to be satisfied:

     o The "primary requirement" is that components must be "biofuel related" trading instruments (biofuels themselves, such as ethanol and biodiesel and commodities or materials used for producing biofuels ("feedstock instruments")).

"Secondary Eligibility Requirements" refer to:

     o   component trade value

     o   liquidity

     o   open interest

The target weights are designed to reflect the relative significance to the overall biofuels market of each commodity included in the Index, based on production as well as contract open interests and trading volumes. The weights are revised bi-annually in May and November, by the Index Committee, with changes, if any, effected during the following July and January roll periods.

At the semi-annual reweightings, the weight of any component is currently capped at 30%, whereas components with a weight of less than 1% are excluded.

INDEX WEIGHTINGS

INITIAL WEIGHTINGS

As of the date of this Prospectus Supplement, the Index components have the initial weightings listed in the chart on page S-17 (the "Initial Weightings"). The Initial Weightings may be amended from time to time, as described below.

The target weights of the Index components are calculated based on a formula that considers information related to the liquidity (60% weighting) and production data (40% weighting) of the various Index components.

Regarding liquidity, the formula focuses to an equal extent on (i) the total open interest on the contracts related to each Index component and (ii) the average U.S. dollar value of the contracts related to each Index component traded each day over the previous six months.

The calculation related to production data is based on a multi-step process. First, the basic volumes of each of the relevant biofuel commodities that have been produced over the preceding twelve months are obtained from market sources. Second, the quantity of each of the commodities included in the Index that is required to produce these amounts of biofuels is computed. This amount is then adjusted to take into account the relative efficiency of each commodity in producing biofuels. Third, the adjusted quantities are added together for commodities in each biofuel group (ethanol and biodiesel). Fourth, the biofuel proportion is calculated; this is the percentage of a biofuel group attributed to each commodity in that group.

The liquity and production weights are averaged together. Each commodity is currently capped at 30%, and if the weight of any commodity exceeds its cap, the excess is allocated equally to other components.

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CHANGES IN WEIGHTS AND/OR INDEX COMPOSITION

As noted, the Index Committee reviews the selection and weighting of the futures contracts in the Index bi-annually. Thus, weights are potentially reassigned during each month of May and November for the following July and January roll periods if the Index Committee so determines in its sole discretion.

MONTHLY ROLLING OF CONTRACTS

The Index rolls over the last three business days of the month, by reducing positions in the "first" nearby futures contract of each commodity and establishing or increasing positions in the "second" nearby futures contract of that commodity. In this way, the Index always reflects the most liquid contract. This is accomplished during the roll period by adjusting the composition of the Index daily to take one third more of the Index "second nearby" and one third less of the Index "first nearby", in such a way that the Index rolls progressively into the Index "second nearby" future contract; I.E., on each day during the roll period, more of the Index is calculated on the basis of the "second" nearby futures contract.

In January and July, following the semi-annual review of the Index composition, the Index will roll during the roll period into the new weights and adjusting constant. On the day before the start of the roll period, the Index is calculated based on the old component nominal weights (reflecting old target weights) and adjusting constants of the current Index period.

REBALANCING OF THE INDEX COMPONENTS

The Index is a self re-balancing Index. The Index re-balances monthly according to the last defined weightings and towards the components' target weights during the roll period. As trends develop and market prices are changing, effective weights drift away from target weights set initially. The Index naturally over-weights the best performing assets and under-weights the least performing ones. It is therefore necessary to re-balance the Index periodically to maintain its original integrity.

The calculation of the new component nominal weights is effected monthly, at close of business on the business day immediately preceding the first roll day (I.E., the fourth to last business day of the month). One that day, the new component nominal weights are solved such that the calculated effective weights match the component target weights defined by the Index Committee.

DATA SOURCE

The Index calculation is based on the official commodity exchanges' prices of the futures contracts used. UBS and Diapason are not responsible for the existence of any errors, delays, omissions or inaccuracies in data provided by a third party to UBS and Diapason that is used by UBS and Diapason to calculate the Index.

MARKET DISRUPTION

If, for any reason, one of the Index components ceases to exist or its liquidity collapses to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the Index Committee, the Index Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weighting.

MARKET EMERGENCY AND FORCE MAJEURE

In some extraordinary circumstances, UBS and Diapason, in consultation with the Index Committee, can deem an event a "market emergency and force majeure" event. Such extraordinary circumstances include:

     o   currency control mechanism,

     o   a tax related announcement,

THE UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN
--------------------------------------------------------------------------------

     o   a scientific announcement,

     o   an official or state announcement likely to affect commodities markets,

     o   any climate and weather related emergencies,

     o   a war,

     o   a terrorist event,

     o any other event which would make the calculation of the Index impossible or difficult, both technically or ethically, or non-representative of market prices, or any event which would create a situation adverse to the members of the Index Committee and/or market participants' interests,

     o any situations creating an unfair advantage or disadvantage for any individual or group of market participants or the sponsors.

Whenever a "market emergency and force majeure" event has been identified by the Index Committee, the Index Committee can take any action it deems appropriate, such as, but not limited to:

     o the replacement of a daily component nearby price when there is an obvious and manifest error in the officially settled price or when a market abuse is likely to have taken place,

     o   the temporary or final removal of a commodity from the Index,

     o   the immediate change of an Index parameter,

     o the suspension of the calculation of the Index, a sub Index, or a currency series, or,

     o in general, any action necessary to preserve the reputation of the Index as a fair and tradable benchmark.

ADJUSTMENTS FOR "MARKET DISRUPTION EVENT DAY"

When an exchange fails to publish a settlement price for a contract involved in the roll, the Index business day is deemed a "market disruption event day". The components involved are not rolled on that day. For those contracts or components, the roll periods remain identical to the value they had on the Index business day immediately preceding the "market disruption event day" in such a way that the roll period is extended for as long as no settlement price is made available by the exchange. If, after a period of five standard business days, no settlement price has been made available by the exchange, UBS will determine, in good faith, bearing in mind both the interest of investors and market participants, the one or more exchange settlement prices necessary for the rolling of the component and the calculation of the Index. When a "market disruption event day" falls during a non roll period, the Index is calculated using the last available trading price available on the exchange, obtained by UBS from commercially reasonable sources in the market, or determined in good faith by UBS.

ADJUSTMENTS FOR "FX MARKET DISRUPTION EVENT DAY"

In the event of a referenced price source failing to publish a valid fixing rate for a referenced currency exchange rate, the Index business day is deemed an "FX market disruption event day". If no fixing price has been made available by the defaulting price source, the one or more foreign exchange currency rates fixing prices necessary for the calculation of the Index will be obtained by UBS from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with aim to maintain and reinforce the position of the Index as a leading investible biofuel benchmark. A commercially reasonable method would be for example, but is

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THE UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN
--------------------------------------------------------------------------------

not limited to, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event of the rate source becoming permanently deficient, the Index Committee can deem the event a "force majeure event" and decide to replace it by a new source with immediate effect.

CALCULATION OF THE INDEX

The Index is calculated and published daily at 11:10 p.m. Central European Time and is reported by Reuters Group PLC under the symbol "GBFIERUSD=DIAP" and by Bloomberg L.P. under the symbol "GBFIERUS."

Detailed information on the Index is available on the website www.ubs.com/biofuel-index.

EXCESS RETURN VS. TOTAL RETURN

The Index reflects the returns that are potentially available through an uncollateralized investment in the futures contracts on physical commodities comprising the Index. The UBS Diapason Global Biofuel Index (Total Return), a "total return" index, reflects those returns as well as any interest that could be earned on cash collateral invested in 3-month treasury bills. The term "Excess Return" in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Notes will be positive or that the Index is designed to exceed a particular benchmark.

HISTORICAL CLOSING LEVELS OF THE UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. None of UBS, the Index Committee, its members individually and/or Diapason can make any assurance that the future performance of the Index or the Index Commodities will result in holders of the Notes receiving a positive return on their investment.

The chart below shows the monthly performance of the Index from February 28, 2006 through June 28, 2006.

     DATE                                   INDEX CLOSING LEVEL
    -----                                   -----------------
   February 28, 2006 ......................          1000
   March 31, 2006 .........................        999.23
   April 28, 2006 .........................       1007.21
   May 31, 2006 ...........................        992.13
   June 28, 2006 ..........................        955.46

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THE UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN
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THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. All of the contracts currently included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as "short") and acquired by the purchaser (whose position is described as "long") or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin". This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market".

Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

--------------------------------------------------------------------------------

Valuation of the Notes

AT MATURITY. You will receive a cash payment at maturity that is based on the Adjusted Index Return, which may be positive or negative. The Notes are fully exposed to the downside performance risk of the Index from the trade date to the final valuation date, and a negative Adjusted Index Return will reduce your cash payment at maturity. IN ORDER TO RECEIVE A POSITIVE RETURN ON YOUR NOTES AT MATURITY, THE LEVEL OF THE INDEX MUST INCREASE BY MORE THAN 2.02% (THE RETURN NECESSARY TO OFFSET THE CUMULATIVE EFFECT OF THE ANNUAL FEE). YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX DECLINES.

At maturity, we will pay you an amount in cash for each $10 principal amount of the Notes equal to the redemption amount:

            $10 + ($10 x Participation Rate x Adjusted Index Return)

The "Adjusted Index Return," which may be positive or negative, will be calculated as follows:

                           Adjusted Index Ending Level - Index Starting Level Adjusted Index Return = --------------------------------------------------
                                          Index Starting Level

The "Index Starting Level" will equal the closing level of the Index on the trade date. The "Adjusted Index Ending Level" will equal the closing level of the Index on the final valuation date reduced by the annual fee.

If the Adjusted Index Return is positive, the Participation Rate will equal a number between 1.42 to 1.57 (to be determined on the trade date). If the Adjusted Index Return is negative, the Participation Rate will equal 1.

The "annual fee" will reduce the Index level, for purposes of determining the value of the Notes, by a rate of 1% per year, compounded daily over the term of the Notes. If you hold your Notes until maturity, the cumulative effect of the annual fee will reduce the Index Ending Level by approximately 1.98%.

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-25.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index, the market price of the Index Commodities and exchange-traded futures contracts on the Index Commodities, the volatility of commodities prices, economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of Index Commodities and exchange-traded futures contracts on the Index Commodities, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the UBS Diapason Global Biofuel Index Excess Return (USD).

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of your Notes equal to the redemption amount, which is calculated on the final valuation date and based on the Adjusted Index Return.

The redemption amount will equal:

            $10 + ($10 x Participation Rate x Adjusted Index Return)

If the Adjusted Index Return is positive, the Participation Rate will equal a number between 1.42 to 1.57 (to be determined on the trade date). If the Adjusted Index Return is negative, the Participation Rate will equal 1.

The "Adjusted Index Return," which may be positive or negative, will be calculated as follows:

               Adjusted Index Ending Level - Index Starting Level
               --------------------------------------------------
                              Index Starting Level

The "Index Starting Level" will equal __, the closing level of the Index on the trade date.

The "Index Ending Level" will equal the closing level of the Index on the final valuation date.

The "Adjusted Index Ending Level" will equal the Index Ending Level reduced by the annual fee.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "annual fee" will reduce the Index level, for purposes of determining the value of the Notes, by a rate of 1% per year, compounded daily over the term of the Notes. If you hold your Notes until maturity, the cumulative effect of the annual fee will reduce the Index Ending Level by approximately 1.98%.

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES OR IF THE INDEX LEVEL DOES NOT INCREASE BY AT LEAST 2.02% (THE RETURN NECESSARY TO OFFSET THE CUMULATIVE EFFECT OF THE ANNUAL FEE).

MATURITY DATE

The maturity date will be on or about July 31, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be on or about July 25, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

> the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day's settlement price;

> the Index is not published, as determined by the calculation agent in its sole discretion;

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

> the settlement price is not published for any individual exchange-traded futures contract included in the Index; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with a market participant's ability, or the ability of any affiliate of any market participant, to unwind all or a material portion of a hedge with respect to the Notes that such market participant or such affiliate has effected or may effect as described below under "Use of Proceeds and Hedging" on page S-30.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Commodity are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If the Index sponsors discontinue publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

agent will instead make the necessary determination by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index Commodities, the exchange-traded futures contracts on the Index Commodities or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the exchange-trade futures contracts on the Index Commodities and whether the change is made by the Index Committee under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to Index Ending Level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Commodities or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Commodities,

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

>    any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the commodities market.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-6 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2006 (UNAUDITED)                                CHF          USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ........................................   296,632      224,316
                                                            -------      -------
  Total Debt ............................................   296,632      224,316
Minority Interest(2) ....................................     5,571        4,269
Shareholders' Equity ....................................    47,850       36,669
                                                            -------      -------
Total capitalization ....................................   350,053      268,254
                                                            =======      =======

---------

(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION BASED ON REMAINING MATURITIES.

(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76632.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid cash-settled forward contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS will pay the underwriting discount of 1% proportionally to each of UBS Securities LLC and UBS Financial Services Inc. on the settlement date. In addition, UBS has agreed to pay an additional amount on each anniversary of the settlement date (the "annual commission") proportionately to UBS Securities LLC and UBS Financial Services Inc. in respect of clients that continue to hold the notes through UBS Securities LLC and UBS Financial Services Inc. through such anniversary. The annual commission will equal 1% per annum multiplied by the principal amount of the outstanding notes held through UBS Securities LLC and UBS Financial Services Inc. at such anniversary. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1% from the original issue price applicable to the offered Notes on the settlement date. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

----------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ................    S-1
Risk Factors .................................    S-6
The UBS Diapason Global Biofuel Index
  Excess Return ..............................   S-16
Valuation of the Notes .......................   S-24
Specific Terms of the Notes ..................   S-25
Use of Proceeds and Hedging ..................   S-30
Capitalization of UBS ........................   S-31
Supplemental Tax Considerations ..............   S-32
ERISA Considerations .........................   S-34
Supplemental Plan of Distribution ............   S-35

PROSPECTUS

Introduction .................................      3
Cautionary Note Regarding Forward-
  Looking Information ........................      5
Incorporation of Information About
  UBS AG .....................................      7
Where You Can Find More
  Information ................................      8
Presentation of Financial Information ........      9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ......................     10
Capitalization of UBS ........................     10
UBS ..........................................     11
Use of Proceeds ..............................     13
Description of Debt Securities We May
  Offer ......................................     14
Description of Warrants We May Offer .........     36
Legal Ownership and Book-Entry
  Issuance ...................................     53
Considerations Relating to Indexed
  Securities .................................     59
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency .................     62
U.S. Tax Considerations ......................     65
Tax Considerations Under the Laws of
  Switzerland ................................     76
ERISA Considerations .........................     78
Plan of Distribution .........................     79
Validity of the Securities ...................     82
Experts ......................................     82




[UBS LOGO]



UBS AG
Commodity
Linked Notes


UBS AG $__ NOTES
LINKED TO THE UBS DIAPASON GLOBAL
BIOFUEL INDEX EXCESS RETURN (USD)
DUE ON OR ABOUT JULY 31, 2008





PROSPECTUS SUPPLEMENT


JULY __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)














UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.